Exhibit 99.1

Helicos BioSciences Q3 2009 Operating Highlights and Strategic Update

Significant Commercial and Technical Milestones Achieved

CAMBRIDGE, Mass., October 27, 2009 — Helicos BioSciences Corporation (NASDAQ: HLCS) announced today its operational, technical and scientific highlights for the quarter ended September 30, 2009.

“In the third quarter of 2009, we continued to accelerate the deployment of our Helicos® Genetic Analysis System and to advance our technology.  System orders more than doubled during the third quarter of 2009 compared to the first half of 2009 which resulted in an increase in the number of System installations from six to eleven during the quarter.  We continue our drive to install our Systems in some of the world’s most distinguished research sites.  I am pleased to see Helicos’s continued commercial momentum and growing number of examples of our technology being used to produce scientific results that truly distinguishes single molecule sequencing in the marketplace,” said Ronald A. Lowy, Helicos Chief Executive Officer.

Also during the third quarter of 2009, Helicos completed a private placement through the sale of shares of its common stock and warrants to certain new and existing investors. The offering raised approximately $9.4 million in net proceeds, after deducting placement agent fees and offering expenses.  Helicos is using the proceeds to fund working capital requirements to support its sales and for general corporate purposes.

Helicos expects approximately $5 million in cash receipts from previously announced System orders and associated reagent purchases.  Cash inflows from these orders are expected to occur during the fourth quarter of 2009 and the first quarter of 2010.

The Company plans to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 on or before November 14, 2009.

Operational Highlights:

Commercial

•                       The RIKEN Yokohama Institute Omics Science Center (RIKEN OSC) agreed to purchase four Systems and entered into a significant reagent supply contract.  This transaction represented Helicos’s first multisystem sale to a large genome center. To date, three Systems have been installed at RIKEN OSC’s facility in Japan and one System has been installed at Helicos’ corporate headquarters in support of the ongoing scientific collaboration with RIKEN OSC.  All of the Systems are undergoing final testing before being turned over to the customer which is expected to be completed before the end of the fourth quarter of 2009.

•                       RIKEN OSC and Helicos entered the next phase of a scientific collaboration that began in November 2008. The collaborative research plan is designed to enable new insights into cell biology and to explore novel methods to ultimately enable single cell transcriptome analyses.

•                       Correlagen, Inc., a Clinical Laboratory Improvement Amendments (CLIA) certified laboratory, purchased a System for novel, high-content, genetic tests based on resequencing broad panels of genes involved in disease areas such as cardiology, endocrinology, neuropsychiatry, and immunology.

•                       Helicos’s placement installations at Dana-Farber Cancer Institute, Mass General Hospital Cancer Center and Ontario Institute for Cancer Research continue to produce meaningful scientific results.  In an extensive interview with Paul Morrison of Dana-Farber published in the October 13, 2009 on-line edition of In Sequence, Morrison remarked about his experience with the Helicos System that “the removal of the amplification during the sample prep is not just for convenience’s sake during the sample prep, but it’s huge for removing all the amplification bias that can occur when you create libraries on any of the other platforms that require amplification.”  Helicos expects that the results of the system evaluations at these reference sites will lead to additional instrument sales.  These Systems, as well as all other installed Systems, continue to provide additional revenue from the sale of proprietary reagents.

•                       The current performance capability and applications of the Helicos® Genetic Analysis Platform have generated significant interest from potential customers in the United States and elsewhere.  Helicos’s commercial activity continues to be enhanced by the new funding opportunities from the National Institutes of Health and the National Science Foundation, released as part of the American Recovery and Reinvestment Act (ARRA).

Technology and Science

•                       Helicos scientists have received a two year grant, totaling $2.9 million, as part of the Sequencing Technology Development Program representing NHGRI’s Signature Project for the American Recovery and Reinvestment Act.  The grant will fund research on the chemistry and molecular biology underlying the Helicos System.

•                       Helicos customers continue to demonstrate the important value of single molecule sequencing for chromatin immunoprecipitation studies, providing proof of accurate quantitation of protein-DNA interactions in small numbers of cells, with minimal sample preparation.

•                       Helicos scientists published the world’s first ever demonstration of direct single molecule sequencing of RNA in the journal Nature attracting numerous requests for information and collaboration. Links to Helicos publications can be found on the Helicos Web site at http://www.helicosbio.com/HeliSphereCenter/PublicationsLibrary/HelicosScientificPublications/tabid/169/Default.aspx.

•                       Numerous presentations were given by Helicos scientists at major scientific conferences including “The Personal Genomes” conference held at Cold Spring Harbor Laboratories, the MipTech conference held in Basel, Switzerland, the annual American Society of Human Genetics meeting held in Honolulu, Hawaii, and the Next-Generation Sequencing semiannual meeting held in Providence, RI.

•                       Optimization of Helicos’s unique library-free, paired-read technology continued with the goal of making this product available to customers during the fourth quarter of 2009.

•                       Helicos successfully completed collaborations to analyze ancient human DNA samples including work with Leiden University Medical Center and the Armed Forces DNA Identification Laboratory, which had been difficult or impossible to analyze using other sequencing technologies.

•                       Helicos successfully demonstrated depletion of ribosomal RNA and successful sequencing of RNA from formalin-fixed paraffin embedded (FFPE) tissue samples unlocking the ability to work with stored clinical specimens.

Strategic Update:

As previously disclosed, the Company has engaged Thomas Weisel Partners (TWP), a nationally recognized investment bank, to assist the Company with its evaluation and execution of strategic alternatives.  In connection with this activity, the Company continues to be actively engaged in discussions with multiple strategic parties.

About Helicos BioSciences:

Helicos BioSciences is a life science company focused on innovative genetic analysis technologies for the research, drug discovery, and diagnostic markets.  Helicos’ proprietary True Single Molecule Sequencing, tSMS™, technology allows direct measurement of billions of strands of DNA enabling scientists to perform experiments and ask questions never before possible.  Helicos is a recipient of two $1,000 genome grants and committed to providing scientists the tools to unlock the era of genomic medicine.  The company’s corporate headquarters are located at One Kendall Square, Building 700, Cambridge, MA 02139, and its telephone number is (617) 264-1800.  For more information, please visit www.helicosbio.com.

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, management’s expectations of financial performance, expectations regarding the prospective value of the commercial, system performance and technical and scientific achievements and goals discussed in this press release, estimates of expenses and future revenues and profitability, product development and marketing plans, and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Helicos’ control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, our ability to sustain and scale our manufacturing capabilities and the commercialization process for the Helicos(TM) Genetic Analysis System; our history of operating losses and ability to achieve profitability; the research and development spending levels of academic, clinical and governmental research institutions and pharmaceutical, biotechnology and agriculture companies who may purchase our Helicos(TM) Genetic Analysis System; our reliance on third-party suppliers; competition; changing technology and customer requirements; our ability to operate in an emerging market; market acceptance of our technology; the length of our sales and implementation cycles; our dependence on large contracts for the sale and implementation of our Helicos(TM) Genetic Analysis System; failure of our technology and products; our ability to maintain customer relationships and contracts; ethical, legal and social concerns surrounding the use of genetic information; our ability to retain our personnel and hire additional skilled personnel; our ability to manage our growth while operating with limited resources; our ability to control our operating expenses; general economic and business conditions; the outcome of our discussions with St. Laurent Institute regarding revised terms of their order; our expectations regarding the timing of cash receipts from previous system orders; the outcome of the final testing of the RIKEN (OSC)’s system installations and our collaboration activities with RIKEN (OSC);  the scientific and commercial outcome of our placement installations at reference sites; our expectations regarding the timing and success of the introduction of our paired-read technology to customers; the outcome of our strategic partnering discussions and pursuit of  financing strategies and other financing alternatives; our ability to obtain capital when desired on terms deemed acceptable to us; and the volatility of the market price of our common stock. The Company’s failure to raise capital as and when needed would have a material negative impact on its financial condition and would have a material adverse impact on the viability of the Company as a going concern.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Helicos undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Helicos, see the disclosure contained in Helicos’ public filings with the Securities and Exchange Commission.

SOURCE: Helicos BioSciences Corporation

Investor Relations:
Helicos BioSciences Corporation
Susan Shepard, 617-264-1850